                                                                    EXHIBIT 99.1


NEWS RELEASE                                                 [FLAG TELECOM LOGO]
FOR IMMEDIATE RELEASE



            FLAG TELECOM ANNOUNCES A SUCCESSFUL SECOND QUARTER 2001
            -------------------------------------------------------

        FLAG ATLANTIC-1 AND FLAG NORTH ASIAN LOOP IN COMMERCIAL SERVICE
        ---------------------------------------------------------------

           2001 CASH REVENUE AND ADJUSTED EBITDA GUIDANCE MAINTAINED
           ---------------------------------------------------------

Bermuda, 7 August 2001 - FLAG Telecom (Nasdaq: FTHL; LSE: FTL), a leading global network services provider and independent carriers' carrier, today announced its financial results for the quarter ended 30 June 2001, reflecting continued execution to plan and further progress in the business, and updated guidance for the full year 2001.


SECOND QUARTER 2001 HIGHLIGHTS SUMMARY
--------------------------------------

o Cash revenues were $341.5m in the second quarter, giving cash revenues for the first six months of 2001 of $478.3m, up 295% over the first half of 2000.

o Second quarter adjusted EBITDA of $308.9m gives adjusted EBITDA for the first half of 2001 of $418.5m, compared to $80.8m for the same period in 2000.

o GAAP revenues of $36.1m showed continued sequential growth over the first quarter of 2001 and a 46% increase over the second quarter of 2000.

o EBITDA for the quarter was $2.8m, showing an increase of 133% over the first quarter of 2001 and 61% over the second quarter of 2000.

o Capacity and Network Services backlog, defined as the value of executed contracts not yet recognised as GAAP revenue, rose to $1.4bn as at 30 June 2001.

o FLAG Atlantic-1 and Hong Kong to Japan segment of FLAG North Asian Loop entered into commercial service.

o Company has decided not to proceed with the FLAG Pacific-1 project and believes attractive alternative solutions for obtaining trans-Pacific connectivity are available.

Andres Bande, Chairman and Chief Executive Officer of FLAG Telecom, said: "We have made significant progress with our network during the second quarter of 2001, bringing two important systems into commercial service on major, high traffic routes. In addition, we continued the development of our network in a prudent, cost efficient manner and at the start of the quarter announced plans to collaborate with Verizon on a Northern European terrestrial network. We have, however, decided that we are not able to proceed with the FLAG Pacific-1 project in association with TyCom as announced earlier in the quarter. The agreement in principle with TyCom was conditional upon us obtaining financing on satisfactory terms. However, despite substantial efforts on our part and given the current capital market conditions, the financing proposal received fell short of expectations. While we are very disappointed with this outcome, we believe that attractive alternative solutions are and will be available to obtain the trans-Pacific connectivity we require to complete our global network in the 2002-2003 time frame. These solutions are likely to require less capital thereby increasing our financial flexibility through the release of some of the funds we had previously committed to the project for other purposes.

"The market place remains very challenging, but we benefit from the global reach of our network and strong presence in a number of international markets at different stages of deregulation and development. We continue to adopt a conservative approach to the funding of our network build and have kept operating costs under control as we grow the business. Despite difficult business conditions, we were able to achieve cash revenues of $341.5m in the quarter. GAAP revenues also progressed in the quarter to $36.1m, showing continuing sequential growth and a significant increase over the same period last year. We have maintained a positive EBITDA for the fifth consecutive quarter at $2.8m. Additionally, we have maintained our guidance for full year 2001 cash revenues and adjusted EBITDA after excluding the effects of the Pacific project.

"We now have three subsea systems in operation and initiatives for the remainder of the year include further enhancements to the network to enable us to offer customers seamless connectivity and IP capabilities on a global platform. The Company remains fully funded and therefore, we believe, well positioned to meet the challenges imposed by the current economic slowdown."

Ed McCormack, Chief Operating Officer of FLAG Telecom, said: "We were delighted to bring FLAG Atlantic-1 into commercial service during the quarter and initial reports show that the system is now delivering customers a city-to-city service to the very highest industry standards. The Hong Kong to Japan segment of the FLAG North Asian Loop system also entered into commercial service this quarter and we are now offering city-to-city services over this route.

Work on the Western leg linking Hong Kong, Korea and Japan is progressing to schedule and we recently announced our agreement with Korea Telecom to build the Korean landing station at Pusan. The RFS date for the full loop remains on schedule for 2002 and we are encouraged by the sales transactions achieved to date and the sales pipeline for this system. Demand remains strong across the FLAG Europe-Asia cable as it now acts as an important feeder system to our terabit networks and we have implemented terrestrial solutions to provide necessary additional capacity at the Western end in response to high fill rates.

"We added new PoPs during the quarter in Singapore, Paris, New York and London and saw good take-up of our Managed Bandwidth and IP Services reflecting the Company's ability to offer these services from a growing number of PoPs worldwide. With our Northern European terrestrial ring in service, our customers are also able to drop traffic into the important European business centres of Amsterdam, Brussels, Dusseldorf and Frankfurt, in addition to Paris, London and Madrid. The plans we have in place for the development of metro-rings in London, New York and Paris will enable us to offer customers access to multiple PoPs in these locations. We continue to obtain relevant operating licenses and in the quarter were granted licenses to offer telecommunication services in Italy and Germany.

"While the current market conditions remain challenging, we find increasingly that customers are looking for the quality, flexibility of routing, rapid turn-up and certainty of supply that the FLAG Telecom network can provide. Going forwards, we expect to benefit from marketing capacity and Network Services products across the elements of our network currently in service, and to experience continued demand from our strong traditional customer base as well as from new customers."

FINANCIAL HIGHLIGHTS
--------------------

GAAP revenues increased in the second quarter to $36.1m, continuing their sequential growth over the last six quarters. GAAP revenues were up 24% compared to the first quarter in 2001 and up 46% compared to the second quarter in 2000. EBITDA remained positive in the quarter at $2.8m compared to $1.2m in the first quarter of 2001 and $1.7m in the second quarter of 2000.

Cash revenues for the quarter were $341.5m giving cash revenues for the first six months of 2001 of $478.3m. This compares with first half 2000 cash revenues of $120.9m. Excluding presales, cash revenues were $115.5m in the second quarter and $203.6m in the first half of 2001, compared to cash revenues excluding presales of $237.8m for the whole of 2000.

Adjusted EBITDA was $308.9m for the quarter and $418.5m for the first half, up over five fold on the first half in 2000. Excluding presales, adjusted EBITDA was $82.8m for the second quarter and $143.8m for the first half of 2001, almost matching the equivalent full year 2000 figure of $147.7m.

On a segmental basis, GAAP revenues from Capacity and Operations were $25.8m in the second quarter, up some 26% over the first quarter, and included the effect of FLAG Atlantic-1 (FA-1) and FLAG North Asian Loop (FNAL) coming into service in June. Second quarter EBITDA for the segment was $6.1m, up 40% compared to EBITDA of $4.4m in the previous quarter. Revenues from the FLAG Network Services
(FNS) segment were $10.3m, up 20% over the first quarter of 2001 and represented 29% of total GAAP revenues for the quarter. EBITDA for FNS in the second quarter was negative $3.3m compared to negative $3.2m in the previous quarter, reflecting the continuing costs associated with third party `off net' capacity which over time we would expect to reduce as the services are migrated onto our own global network.

Capacity and Network Services backlog, which we define as the value of executed contracts not yet recognised as GAAP revenue, stood at $1.4bn at 30 June 2001 compared to $1.3bn at the end of the first quarter 2001.

Network expenses in the quarter increased to $10.2m, due primarily to third party costs incurred to support the growth in the FNS business, compared to $7.7m in the last quarter. SG&A costs in the second quarter were $12.9m compared to $12.5m last quarter, representing 36% of second quarter revenues.

Net loss for the quarter was $39.9m with a net loss per share of $0.30.

Cash capital expenditure for the quarter was $510.1m largely reflecting the continuing construction costs on the FA-1 and FNAL systems. Total cash capital expenditure for the first half of 2001 was $884.2m.

Total assets as at 30 June 2001 grew to $3.4bn and Gross Plant, Property and Equipment was $2.4bn, with net Plant, Property and Equipment of $2.2bn.

Cash on hand as 30 June 2001 was $808.9m and total debt was $1.1bn. The Company continues to be in compliance with its debt covenants and is fully funded by a combination of cash on hand, executed presale contracts and existing debt facilities.

OPERATIONAL HIGHLIGHTS
----------------------

FLAG NETWORK SERVICES

Cash revenues of $50.2m were generated by the FNS business and in this quarter benefited from a higher proportion of long and medium term contracts than we had anticipated. The Middle East remains a strong market for FNS and we have been able to extend our customer base in the region with the provision of IP services. During the quarter we continued our PoP roll-out plan and added PoPs in Singapore and Paris and additional PoPs in both London and New York.

GLOBAL NETWORK

FA-1 entered into commercial service during the quarter with the Northern cable being activated. The system is now carrying traffic for our fibre pair purchasers and other customers. The mid-Atlantic splice of the Southern cable was completed in June and commissioning of this cable is well advanced and proceeding successfully. The RFS date for the full loop remains on schedule for the third quarter of this year.

FNAL, the multi-terabit, intra-Asian system being developed in association with Level 3, is progressing to schedule. The Hong Kong to Tokyo segment has been commissioned and city-to- city services on this route have been initiated. The fit out of our PoPs in the city centres and the establishment of backhaul connections have been completed. Progress on the Western leg is on schedule with the RFS date for the whole system as planned in 2002.

Fill rates across the FLAG Europe-Asia (FEA) cable increased in the quarter and we have implemented terrestrial solutions to increase capacity at the high traffic Western end of the cable linking the UK to Italy. The cable remains the only independent system serving important customers in areas such as the Middle East and we are benefiting from the ability to take traffic from these regions to the US, Europe and Asia on our own network.

At the beginning of the quarter FLAG Telecom announced that it was collaborating on the development of a terrestrial Northern European network with Verizon. This network is now operational enabling us to provide delivery into the important Northern European business centres of Amsterdam, Brussels, Dusseldorf and Frankfurt from our trans-oceanic systems.

GUIDANCE FOR 2001
-----------------

FLAG Telecom has maintained its original guidance for full year 2001 cash revenues and adjusted EBITDA, after taking into account the effects of the FLAG Pacific-1 (FP-1) project. 2001 GAAP revenue and EBITDA guidance has been revised and third quarter 2001 estimates have been provided.

                                                   2001
                        ---------------------------------------------------------
                        Original           Adjusted    Current            Q3
                                         for Pacific

Cash revenue             $1.0bn              $950m     $950m          $240m-$250m

Adjusted EBITDA          $800m               $750m     $750m          $188m-$198m

GAAP revenue             $225m               $225m     $190m-$200m    $55m-$58m

EBITDA                   $25m                $25m      $20m-$25m      $3m - $6m

Capital expenditure      $1.5bn-$1.8bn       $1.6bn    $1.6bn

Original projections for 2001 cash revenues and adjusted EBITDA have been adjusted to take into account $50m of cash revenues we had expected to achieve in 2001 from presales on the FP-1 project. Cash revenue guidance for the year to 31 December 2001 is now expected to be approximately $950m and adjusted EBITDA for the year is now estimated to be approximately $750m.

On a GAAP basis, revenues are now expected to be in the range of $190m-$200m. The change from previously supplied guidance is due to the following factors:

o the delay in recognition of revenues from FA-1 due to adverse weather conditions which led to a two month delay in the initial RFS date and the associated delay in the migration of traffic; and

o     longer term contracts for certain Network Services sales.

EBITDA for 2001 is now expected to be in the range of $20m-$25m reflecting the lower GAAP revenue target and the lower margin expected on our FNS business due to third party costs, off-set in part by lower than planned SG&A costs. The contribution from FNS is expected to continue to represent some 25%-30% of total GAAP revenues in the full year 2001. We continue to maintain SG&A costs under tight control and expect these to represent in the region of 32%-35% of GAAP revenues in 2001. In addition, we expect to take a one-off, non-cash charge of $25m-$30m in relation to costs incurred to date on the Pacific project.

Cash capital expenditure in 2001 is now expected to be approximately $1.6bn excluding amounts previously attributable to the Pacific project. The Group cash balance at year-end 2001 is expected to be in the range $350m-$400m.

For clarity we have also provided guidance for the third quarter 2001 as detailed in the table above.

CONFERENCE CALL
---------------

The Company will hold a conference call to discuss these results at 10:00am Eastern time/3:00pm UK time on Wednesday, 8 August 2001. The conference call will be webcast simultaneously for public listening via the FLAG Telecom website at www.flagtelecom.com.

ABOUT FLAG TELECOM
FLAG Telecom is a leading global network services provider and independent carriers' carrier providing an innovative range of products and services to the international carrier community, ASPs and ISPs across an international network platform designed to support the next generation of IP over optical data networks. FLAG Telecom has the following cable systems in operation or under development: FLAG Europe-Asia, FLAG Atlantic-1 and FLAG North Asian Loop. Leveraging this unique network, FLAG Telecom's Network Services business markets a range of managed bandwidth and value added services targeted at carriers, ISPs, and ASPs worldwide. Principal shareholders are: Verizon Communications Inc., Dallah Albaraka Group (Saudi Arabia) and Tyco International Ltd. For further information, visit www.flagtelecom.com
                           -------------------

FOR FURTHER INFORMATION, CONTACT:

INVESTORS:                                         MEDIA:
Catherine Nash, Director, Investor Relations       Ben Banta, Corporate Communications
Tel: +44 (0) 20 7317 0894                          Tel: +44 (0) 20 7478 9745
E-mail: cnash@flagtelecom.com                      E-mail: bbanta@flagtelecom.com
        ---------------------                              ----------------------


Statements contained in this Press Release which are not historical facts may be forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. To identify forward-looking statements, look for words like "believes", "expects", "may", "will", "should", "seeks", "intends", "plans", "projects", "estimates" or "anticipates" and similar words and phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: the Company's ability to achieve revenues from products and services that are in the early stages of development or operation, the Company's completion of FLAG Atlantic-1 and FLAG North Asian Loop within budget and on time, the Company's ability to deploy sophisticated technologies on a global basis, the Company's ability to upgrade and expand its network and respond to customer demands and industry changes, regulatory enactments and changes, competition and pricing pressure, rapid technological change, adverse foreign economic or political events and other factors that are discussed in documents the Company files from time to time with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended 31 December 2000. The Company cautions readers not to rely on forward-looking statements. The Company disclaims any intent or obligation to update these forward-looking statements.

                                      MORE


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FLAG TELECOM HOLDINGS LIMITED

CONSOLIDATED STATEMENT OF OPERATIONS

The following table summarizes the results for the three months and six months ended 30 June 2001 and 30 June 2000.

(Numbers in $ thousands, except per share amounts)

                                                       Three months    Three months     Six months       Six months
                                                              ended           ended          ended            ended
                                                       30 June 2001    30 June 2000    30 June 2001    30 June 2000
                                                        (Unaudited)     (Unaudited)     (Unaudited)     (Unaudited)
REVENUES                                                     36,119          24,687          65,135          43,873

OPERATING COSTS:
Network Expenses                                             10,223           2,324          17,933           3,602
Operations and Maintenance                                   10,182           8,905          17,774          16,971
Sales and Marketing                                           3,631           2,581           6,886           6,390
General and Administrative                                    9,274           9,129          18,527          17,687
Depreciation and Amortisation                                26,237          19,890          46,674          39,998
                                                        -----------     -----------     -----------     -----------

OPERATING LOSS                                              (23,428)        (18,142)        (42,659)        (40,775)
Income from Affiliates                                           --           1,582              --           2,188
Interest Expense                                            (22,405)        (28,073)        (53,447)        (43,762)
Foreign Exchange Loss                                        (3,234)             --         (10,185)             --
Interest Income                                              10,950          20,205          31,201          27,271
                                                        -----------     -----------     -----------     -----------
LOSS BEFORE INCOME TAXES                                    (38,117)        (24,428)        (75,090)        (55,078)
Provision for Income Taxes                                    1,741             338           3,000             771
                                                        -----------     -----------     -----------     -----------
NET LOSS BEFORE CUMULATIVE EFFECT OF
   ADOPTION OF SFAS NO. 133                                 (39,858)        (24,766)        (78,090)        (55,849)
Cumulative effect of adoption of SFAS No. 133(5)                 --              --          (1,291)             --
                                                        -----------     -----------     -----------     -----------
NET LOSS                                                    (39,858)        (24,766)        (79,381)        (55,849)
                                                        -----------     -----------     -----------     -----------
Basic and diluted net loss per share before
   cumulative effect of adoption of SFAS No.133               (0.30)          (0.18)          (0.58)          (0.44)
Basic and diluted loss per share attributable to the
   cumulative effect of adoption of SFAS No. 133                 --              --           (0.01)             --
                                                        -----------     -----------     -----------     -----------
Basic and diluted net loss per share                          (0.30)          (0.18)          (0.59)          (0.44)
                                                        ===========     ===========     ===========     ===========
Weighted average common shares outstanding              134,125,171     133,941,344     134,109,171     127,638,252
                                                        ===========     ===========     ===========     ===========
EBITDA(2)                                                     2,809           1,748           4,015            (777)
Adjusted for Non-Cash Items:
- Movement in deferred revenue                              305,413          31,429         413,137          77,074
- Non-cash stock compensation                                   657           1,325           1,313           4,547
                                                        -----------     -----------     -----------     -----------
ADJUSTED EBITDA(3)                                          308,879          34,502         418,465          80,844
                                                        ===========     ===========     ===========     ===========
CASH REVENUES(4)                                            341,532          56,116         478,272         120,947
                                                        ===========     ===========     ===========     ===========

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FLAG TELECOM HOLDINGS LIMITED

BALANCE SHEETS AS AT 30 JUNE 2001 AND 31 DECEMBER 2000

(Numbers in $ thousands)

                              As at 30 June 2001       As at 31 December 2000(1)
                                     (Unaudited)

Current Assets
- Cash                                   656,738                         919,709
- Other                                  152,147                         164,812

Property and Equipment
- Gross                                2,386,163                       1,639,583
- Accumulated depreciation              (136,283)                        (90,908)
                                     -----------                     -----------
- Net book value                       2,249,880                       1,548,675

Restricted cash                          144,019                         372,808
Goodwill, net                             30,626                          31,463
Other Assets                             144,269                          41,297
                                     -----------                     -----------

TOTAL ASSETS                         $ 3,377,679                     $ 3,078,764
                                     ===========                     ===========
Current Liabilities                      288,779                         282,428

Deferred revenue - current               128,702                          51,597
Deferred revenue - long term             930,791                         594,759

Senior notes                             970,618                         984,002

Long term debt                           134,000                         155,000

Other liabilities                          2,492                           3,371
                                     -----------                     -----------

TOTAL LIABILITIES                      2,455,382                       2,071,157

SHAREHOLDERS' EQUITY                     922,297                       1,007,607
                                     -----------                     -----------

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                 $ 3,377,679                     $ 3,078,764
                                     ===========                     ===========

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FLAG TELECOM HOLDINGS LIMITED

SEGMENTAL INFORMATION

Management reviews financial results of the Group on the basis of the following two business segments, which include revenues from the various types of products and services as noted:

Capacity and Operations       - Traditional carrier services, involving
                              dispositions of capacity by sale, right of use or lease
                              - Operation and maintenance revenues

Network Services              - Managed bandwidth services
                              - Other value-added and related services

Details of the financial results of the two business segments for the three months ended 30 June 2001 and 30 June 2000 are summarized below reconciled to the totals for the Group as a whole.

(Numbers in $ thousands)

                              Three months ended              Three months ended
                                    30 June 2001                    30 June 2000
                                      (Unaudited)                     (Unaudited)
CAPACITY AND OPERATIONS
-----------------------

Revenues
- Capacity                                13,232                          10,221
- Operation and Maintenance               12,586                          10,364
                                         -------                          ------
                                          25,818                          20,585

Operating Loss                           (18,628)                        (17,647)
EBITDA                                     6,106                           2,120
Adjusted EBITDA(3)                       272,244                          34,754
Cash Revenues(4)                         291,299                          52,014

NETWORK SERVICES
----------------
Revenues                                  10,301                           4,102

Operating Loss                            (4,800)                           (495)
EBITDA                                    (3,297)
Adjusted EBITDA(3)                        36,635                            (252)
Cash Revenues(4)                          50,233                           4,102

TOTAL
-----
Revenues                                  36,119                          24,687

Operating Loss                           (23,428)                        (18,142)
EBITDA(2)                                  2,809                           1,748
Adjusted EBITDA(3)                       308,879                          34,502
Cash Revenues(4)                         341,532                          56,116


1 Extracted without amendment from the audited financial statements of the company.
2     EBITDA is operating income / (loss) plus depreciation and amortisation.
3 Adjusted EBITDA is operating income/(loss) plus the following non-cash items: depreciation and amortisation, non-cash stock compensation and changes in deferred revenue.
4     Cash revenues are accounting revenues plus changes in deferred revenues.
5 Cumulative effect of adoption of SFAS No. 133 reflects the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 137 and SFAS No. 138, during the first quarter of 2001.